Exhibit 23.6

April 19, 2010

XTO Energy Inc.

810 Houston Street

Fort Worth, Texas 76102

Re:	Securities and Exchange Commission
Amendment No. 2 to Form S-4
Registration Statement

Gentlemen:

The firm of Miller and Lents, Ltd. hereby consents to references to our firm under the headings “Experts” and “Selected Proved Oil and Gas Reserves of XTO Energy” in Amendment No. 2 to the Registration Statement on Form S-4, and to the reference to our report dated February 17, 2010, regarding the XTO Energy Inc. Proved Reserves and Future Net Revenues as of December 31, 2009, which is included in the XTO Energy Inc. Annual Report on Form 10-K for the year ended December 31,2009 and incorporated by reference in this Registration Statement.

The Registration Statement contains references to certain reports prepared by Miller and Lents, Ltd. for the exclusive use of XTO Energy Inc. The analysis, conclusions, and methods contained in the report are based upon information that was in existence at the time the reports were rendered and Miller and Lents, Ltd. has not updated and undertakes no duty to update anything contained in the reports. While the reports may be used as a descriptive resource, investors are advised that Miller and Lents, Ltd. has not verified information provided by others except as specifically noted in the reports, and Miller and Lents, Ltd. makes no representation or warranty as to the accuracy of information provided by others. Moreover, the conclusions contained in the report are based on assumptions that Miller and Lents, Ltd. believed were reasonable at the time of their preparation and that are described in the report in reasonable detail. However, there are a wide range of uncertainties and risks that are outside of the control of Miller and Lents, Ltd. which may impact these assumptions, including but not limited to unforeseen market changes, actions of governments or individuals, natural events, economic changes, and changes of laws and regulations or interpretation of laws and regulations.

Yours very truly,

MILLER AND LENTS, LTD.
Texas Registered Engineering Firm No. F-1442

By:	/s/ Gregory W. Armes
Gregory W. Armes
President

GWA/slc